Exhibit 99

C R O S S®	News Release
Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. Cross Double Digit Growth Rate Increases in First Quarter 2011

•	Q1 Revenue up 16%
•	Cross Optical Group Revenue up 24%
•	Cross Accessory Division Revenue up 10%
•	Operating Income improves to $2.1 million from $0.5 million
•	EPS grows from $0.01 to $0.10

Lincoln, RI – April 28, 2011 – A.T. Cross Company (NASDAQ: ATX) today announced financial results for the first quarter ended April 2, 2011.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, “A. T. Cross delivered an excellent first quarter performance.  Revenue growth in both businesses was strong and our bottom line improved significantly.  The Cross Accessory Division’s (CAD) revenue increased over 10% and the business generated growth in every region of the world.  CAD revenue growth, combined with the cost reductions we have put in place over the past several years, resulted in improved operating results for CAD.”

Mr. Whalen continued, “The Cross Optical Group (COG) had a powerful first quarter with revenue up from last year by over 24%.  Operating income of $2.4 million more than doubled from Q1 2010.  Our sunglass business is entering its peak season with momentum and we expect very strong results as we move through the spring.”

First Quarter 2011 Results

Consolidated sales for the first quarter of 2011 increased by 15.7% to $39.8 million compared to $34.4 million in the first quarter of 2010.  The Cross Accessory Division recorded revenue of $22.8 million, an increase of 10.3%, compared to last year.  The Cross Optical segment reported sales of $16.9M, a 24.1% increase compared to last year.

Gross margin in the first quarter was 58.2% compared to 56.8% in last year’s first quarter.  The expansion of gross margin was driven by COG as its gross margin grew from 55.5% to 59.7%.  Both the Costa and Native brands grew margin from the prior year.

Operating expenses were $21.1 million, or 53.0% of sales in the 2011 first quarter, versus $19.0 million, or 55.3% of sales for the same period a year ago.
Operating income in the first quarter of 2011 was $2.1 million, as compared to $0.5 million in the first quarter of last year.

Net income for the first quarter was $1.3 million, or $0.10 per basic and diluted share, compared to net income of $0.2 million, or $0.01 per basic and diluted share, last year.

Mr. Whalen concluded, “A. T. Cross is off to a very strong start.  Both businesses are executing their strategies and plans with precision.  We are excited about the direction in which the Company is moving and expect further gains as 2011 moves forward.”

Guidance

In February, the Company provided 2011 guidance of earnings between $0.56 and $0.60 per share.  Given first quarter results, the Company is now guiding to the top end of that range.  The guidance will be reviewed again in July once the peak sunglass season concludes.

Conference Call

The Company’s management will host a conference call today, April 28, 2011 at 4:30 PM Eastern Time.  Parties interested in participating in the conference call may dial-in at (877) 303-2912, while international callers may dial-in at (408) 427-3877.  The conference call will be webcast and can be accessed at www.cross.com.  A replay of the webcast will be archived on the Company’s website for 60 days.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories.  A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle.  A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected operating results for COG during the spring season and the expected overall results for A.T. Cross).  In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to risks and uncertainties, including but not limited to consumer preferences and consumers’ willingness to purchase discretionary items, and are not guarantees since there are inherent difficulties in predicting future results.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  The information contained in this document is as of April 28, 2011.  The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.  Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	April 2, 2011	April 3, 2010

Net sales	$ 39,782	$ 34,373
Cost of goods sold	16,627	14,854
Gross Profit	23,155	19,519
Selling, general and administrative expenses	18,952	16,700
Service and distribution costs	1,579	1,628
Research and development expenses	571	665
Operating Income	2,053	526
Interest and other expense	(190)	(277)
Income Before Income Taxes	1,863	249
Income tax provision	605	75
Net Income	$ 1,258	$ 174

Net Income per Share:
Basic	$0.10	$0.01
Diluted	$0.10	$0.01
Weighted Average Shares Outstanding:
Basic	12,113	13,269
Diluted	12,891	13,355

	Three Months Ended
Segment Data:	April 2, 2011	April 3, 2010
Cross Accessory Division
Net Sales	$ 22,840	$ 20,716
Operating Loss	(323)	(591)

Cross Optical Group
Net Sales	$ 16,942	$ 13,657
Operating Income	2,376	1,117

A.T. CROSS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	April 2, 2011	April 3, 2010
Assets
Cash and cash equivalents	$ 8,132	$ 10,015
Short-term investments	803	0
Accounts receivable	29,850	24,958
Inventories	37,772	30,367
Deferred income taxes	5,584	4,351
Other current assets	5,716	7,240
Total Current Assets	87,857	76,931

Property, plant and equipment, net	14,595	15,601
Goodwill	15,279	15,279
Intangibles and other assets	12,172	11,650
Deferred income taxes	11,302	10,936

Total Assets	$ 141,205	$ 130,397

Liabilities and Shareholders' Equity
Short-term debt	$ 0	$ 15,221
Accounts payable and other current liabilities	24,717	21,685
Retirement plan obligations	2,361	2,198
Income taxes payable	2,443	243
Total Current Liabilities	29,521	39,347

Long-term debt	19,221	0
Retirement plan obligations	14,341	13,573
Deferred gain on sale of real estate	2,607	3,129
Other long term liabilities	495	1,042
Accrued warranty costs	1,339	1,467
Shareholders' equity	73,681	71,839

Total Liabilities and Shareholders' Equity	$ 141,205	$ 130,397